Exhibit 99.2

Accelerate Diagnostics, Inc.

First Quarter 2017 Earnings Conference Call

Wednesday, May 03, 2017, 04:15 PM Eastern

CORPORATE PARTICIPANTS Lawrence Mehren - President and Chief Executive Officer Steve Reichling - Chief Financial Officer Laura Pierson - Investor Relations

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PRESENTATION

Operator

Good day and welcome to the Accelerate Diagnostics First Quarter 2017 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today's presentation there will be an opportunity to ask questions. To ask a question, you may press “*” then “1you’re your telephone keypad, to withdraw your question, please press “*” then “2.” Please note this event is being recorded.

I would now like to turn the conference over to Laura Pierson. Please go ahead.

Laura Pierson

Before we begin, I would like to advise you that the information presented during this conference call may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future and statements that are not historical facts. These statements may contain expectations regarding revenues, earnings, operations, and other results and may include statements of future performance, plans, and objectives.

Forward-looking statements include statements pertaining to, among other things, the commercial launch and demand for the Accelerate Pheno System and Accelerate PhenoTest BC kit for positive blood cultures, the potential benefits of our Accelerate Pheno System and Accelerate PhenoTest BC kit including accelerated identification and susceptibility results and estimates of time reduction to results, expectation on placements, sales and product profitability, the potential of our technology generally, our belief that our expanded manufacturing capability will allow us to meet demand, our expectation of our 2017 performance, and our future development plans and growth strategy including with respect to research and development, as well as product expansion.

These statements represent only our belief regarding future events, many of which are inherently uncertain. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Information regarding important factors, including specific risk factors that could cause actual results to differ, perhaps materially from those in our forward-looking statements are contained in reports we filed with the SEC. You should read and interpret any forward-looking statements together with the reports we file with the SEC.

I will now turn the conference call over to Mr. Lawrence Mehren, President and CEO of Accelerate. Larry…

Lawrence Mehren

Thank you, Laura, and good afternoon, everyone. It is great to have you with us for our Q1 2017 conference call. So this call we will kick it off with an update on global commercial progress. I will then hand it over to Steve Reichling, our CFO to review preliminary Q1 financial results. I will then cover our product development progress and conclude with Q&A.

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As many of you know, this past quarter was our first with full commercial teams and clearances in both the US and the EU. And whilst still early, we believe we have made solid progress on what we expect to be a great launch.

To date we have signed agreements for 191 instruments, of these 169 are evaluation contracts and 22 are placements. The evaluation contracts allow a customer to evaluate the system with the intent of purchasing it if performance meets the expectations, while placements are installed, validated revenue generating modules whose contracts have converted from evaluations to commercial agreements.

Needless to say, we couldn’t be more excited. This early commercial traction has exceeded our expectations and we believe that sets us apart from recent IVD launches in microbiology. To breakdown our commercial progress in greater detail let's begin with the EU.

To date, here our team has delivered evaluation contracts covering 100 instruments and has converted an additional six systems to placements. These six systems were contracted as reagent rentals at attractive prices and are now actively running patient samples in routine clinical practice. This is a very strong initial funnel, but as discussed on prior calls, we believe the conversion cycle will be substantially longer in the EU, primarily due to the public procurement process often referred to as a tender.

Regarding tenders, another positive development within the quarter was obtaining French UGAP certification. This difficult to obtain certification recognizes Accelerate as a novel diagnostic technology allowing us to short cut the lengthy public tender process at hospitals throughout France.

In addition to this European commercial progress we are now receiving stories of the impact that the Accelerate Pheno System is having in clinical practice. One such story we found so compelling that we would like to share with you today.

As related to us by our client, earlier this quarter a German customer was struggling to treat two newborn twins who were both suffering from bloodstream infections. Despite being prescribed broad-spectrum antibiotics their conditions continued to decline and one of the infants soon deteriorated into a critical condition.

The clinician ordered the Accelerate Pheno blood culture test which quickly identified that the infant's pathogens were resistant to the antibiotic regimen they were initially provided and that the Accelerate Pheno System had identified several alternative antibiotics that would be effective.

The attending physician armed with this information prescribed the indicated antibiotics and according to our customer both babies made an immediate recovery. The physician told us that he believed both babies lives were saved by their use of the Accelerate Pheno system. Of course, we couldn’t be more heartened to hear about the impact our system is already having on patients.

So now on to North America, today a little more than a couple of months post FDA clearance, we have secured evaluation contracts which we formally refer to as PVPs, covering 69 instruments and converted an additional 16 instruments into placements. These numbers exclude a large number of early access program study sites and formal clinical study sites which are actively being moved to evaluation contracts.

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If you recall, our evaluation contracts in the US require a commitment of the lab to complete their verification study to meet cap clear requirements as a part of their evaluation. Upon satisfactory completion of the study these accounts then proceed onto acquisition placement. This commercial tactic accelerates the path to routine clinical adoption and ensures that accounts are well qualified for conversion prior to instruments being installed.

Each of the evaluation contracts signed today covers multiple modules per site, and recently several sites nearing the end of their verification study have requested quotes for additional modules.

In addition, data from our US early access program study sites indicate the potential for the Accelerate Pheno system to be significantly impactful to antibiotic prescribing practices and by extension patient outcomes.

Preliminary data from one of these sites presented at the International Symposium for Intensive Care and Emergency Medicine in March showed that for ICU and ER patients with sepsis that the Accelerate Pheno system could potentially reduce time to appropriate antibiotic therapy by 36 hours for those receiving ineffective regimens.

Furthermore this study demonstrated that antibiotic de-escalation could potentially have occurred 41 hours sooner. We intend to publish this, as well as, other studies in peer review journals to provide additional tailwind for our global commercial initiatives.

In summary, we are quite excited about our progress to-date. We believe the number of valuations puts us in a good position to increase placements in the coming quarters. Further, we believe the number of placements demonstrates the eagerness of customers to move our product into routine clinical use.

We now…we are now eagerly awaiting data on reagent pull through, which we expect, will confirm our expectations for the launch, although it is too early to tell. As a result of this strong initial global commercial traction, we are reiterating our expectation that we will meet full year consensus for placements, revenue and gross margin.

In regards to future performance reporting, as a leading indicator to placements we plan on providing the number of instrument modules contracted for the next three quarters. However, we plan on discontinuing this in 2018 reporting only placements.

I will now hand it over to Steve to review our preliminary first quarter 2017 financial performance.

Steve Reichling

Thank you, Larry and good afternoon. Revenue for the first quarter was $530,000 as compared to $163,000 for the same period from the prior year. This increase was driven by Pheno system capital sales in the US, and Pheno consumable sales in the US and in Europe.

Cost of goods sold were $26,000 for the quarter and realized a gross margin of 95%. This gross margin is inflated due to instrument inventory sold in the quarter that had previously been recorded to research and development expense.

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Selling, general and administrative expenses for the quarter were $10.5 million as compared to $7.7 million from the same quarter in the prior year. This year-over-year increase was driven by personnel related costs in our US and EU sales and marketing organizations.

Research and development costs for the quarter were $4.3 million down from $7.7 million from the same quarter in the prior year. This year-over-year decrease was due to clinical trial and prelaunch inventory costs incurred in the prior year which did not repeat in the current quarter.

Our net loss for the first quarter was $14.2 million resulting in a net loss per share of $0.27 on weighted average basic shares outstanding of $51.9 million. The net loss contained $3.4 million in non-cash stock based compensation expense.

Net cash used for operations in the quarter was $9.3 million, and the company ended the quarter with cash investments of $63.9 million. We anticipate filing the 10-Q for the quarter ended 03/31/2017 on May 5.

I will now hand it back to Larry.

Lawrence Mehren

Thank you, Steve. On the research and development front, I wanted to highlight progress we have made on improvements to our positive blood culture test, as well as, advances we have made on our respiratory program.

Progress and enhancements made during the quarter include work on new AST assays, improvements to existing IV and AST assays and completion of a feasibility assessment on hVISA. While the enhancements to our current, blood culture test kit and proven [ph] already differentiated test. Our work on hVISA presents the potential to provide important clinical information not currently available to any other diagnostic platform.

At last week's ACMED a one of our collaborators presented a poster demonstrating the feasibility of using the unique capabilities of the Accelerate Pheno system to analyze clone counts and division rates for detecting hVISA directly from positive blood cultures.

hVISA or Heterogeneous Vancomycin-Intermediate Staph Aureus is a unique phenotype that is associated with higher treatment failure of vancomycin, one of the most widely used broad-spectrum antibiotics.

We believe this early study demonstrates that the Accelerate Pheno system is uniquely capable of addressing challenging issues like hVISA and has the potential to deliver clinically actionable results that are not available to clinicians today.

Additionally, we have made steady progress on our respiratory test kit. During the quarter, we initiated a multicenter pilot study under a protocol that delivers ID and AST results in approximately ten hours directly from lower respiratory samples. This compares with routine laboratory workups which take an estimated 60 or more hours to deliver the same information.

For these critically ill patients every hour saved translates to better outcomes and lower cost of treatment. While significant development work remains, we continue to be optimistic of achieving a CE Mark for our respiratory kit in 2017 with an FDA clearance in 2018.

And with that, I will open it up to questions.

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QUESTION AND ANSWER

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw you question, please press “*” then “2.”

And our first question comes from Karen Koski with BTIG. Please go ahead.

Karen Koski

Hi guys, can you hear me?

Lawrence Mehren

Yes.

Karen Koski

Thanks so much for taking the questions and congrats on the progress. First one from me, is just around, how we should be thinking about your customer funnel in the US at this point, and I know it is still early days, but when I kind of think of the top of the funnel and the customers you have been…the potential customers you have been able to reach and the weeks since you got approval at this point. I mean, how far has your reach expanded, how many sites did you talk to, to get to the 69 and 16 conversion number you gave us?

Lawrence Mehren

Yes, so Karen beyond the evaluation contracts we have hundreds of additional prospects at various stages within our funnel. I would tell you that we are increasing our activity, and there is significant interest. So we are moving things positively through the funnel and seeing good conversions from the very top into evaluations. So you can imagine that of the evaluations that we have, few of those were part of the PVP program, so many of them have just come to us recently.

Karen Koski

Okay, that's helpful. And then, I guess, when we think about the numbers you laid out, and you are up in of instruments and revenue generating units. You have had CE mark obviously a bit longer than FDA approval. What's been the pacing of those placements in Europe, as, you know, did they accelerate kind of in the back half of last year. Have they been kind of steady in the many months since approval or can you just give us more details on what the pacing has been like?

Lawrence Mehren

Yes, Karen. So I would say that of the instruments that we have in Europe, the majority of those has come at the end of 2016 early 2017. And some of them are relatively recent evals .. And as mentioned before, our early estimates are that time from first customer contact to placement conversion really revenue generation is about 12 to 18 months. And given that we really didn't have a full team until the summer of 2016 we are on pace to what we would have expected to see.

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Karen Koski

Okay, and then in terms of utilization and understanding, it is still very early. Can you talk at all about how customers intend to use the instruments once they convert or how some of your revenue generating units are being used in terms of specific patient populations, is it a 100% of positive blood cultures are they triaging use in any way or just any color on utilization that you have so far?

Lawrence Mehren

Yes, so we have not seen significant triaging, we think it's a possibility, and where you really are awaiting data on pull-through from the sites that we've converted so far. But of those sites…those sites plan on running the tests on all their positive blood culture samples.

Karen Koski

Okay. And then lastly, just on pipeline and specifically the respiratory panel what type of update should we be expecting in the remainder of the year? I know you kind of laid up the timelines for potential approval and launch but in terms of certain data sets and additional color around the menu included and details like that?

Lawrence Mehren

So Karen, I don't have specific timing around when we well will release that, but it will be in the second half of the year.

Karen Koski

Okay. Thanks so much and congrats again.

Lawrence Mehren

Thank you, Karen.

Operator

Our next question comes from Tycho Peterson with JPMorgan. Please go ahead.

Tycho Peterson

Hey, thanks. Larry, can you just maybe talk on how you see the evaluation period in the US as compared to that you have experienced in Europe, do you think it will be a little bit longer or a little bit shorter?

Lawrence Mehren

Yes, so the US will be we believe substantially shorter than that of the EU. We have seen in these first few accounts a valuation period of between 90 and 120 days, whereas in the EU we are seeing that extend much longer. It is not that these evaluations are active, it's just the nature of the process requires them to take a lot more time because of this public procurement process. It's just; it's an extended cycle for them.

Tycho Peterson

And then, along those lines the French tender was a nice win and maybe can you just talk on visibility for other tenders, should we expect another tender or two over the course of this year?

Lawrence Mehren

Oh, I would assume Tycho that we should see conversions from these evals happen on a systematic basis. The UGAP approval was quite significant because it allows us to…allows us to bypass the tender process for many of the hospitals in France.

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Tycho Peterson

Okay. And then as we think about US dynamics presumably almost all reagent rental interest at this point is that a fair assumption or are you seeing actual capital equipment or just…?

Lawrence Mehren

No, our first sales of this quarter were both capital sales in the US.

Steve Reichling

Yes, like we've Tycho mentioned in the past we would expect that a majority of our sales in the US are capital at least in 2017 and our early experience has borne this out. Similarly, in Europe by contrast we would expect a minority of them to be capital and so far all of our contracts in Europe have been reagent rentals.

Tycho Peterson

Okay. And then just lastly on respiratory, I know you talked about the timelines a bit, when do we actually see data on the panel?

Lawrence Mehren

Yes, as mentioned in the second half of the year and likely early on in the second half of the year.

Tycho Peterson

Okay, thank you.

Operator

Our next question comes from Brian Weinstein with William Blair. Please go ahead.

Brian Weinstein

Hey guys, thanks for taking the question. Can you talk a little bit about when you have these evals and they are moving into actually converting, is there any minimum commitments to reagentutilization that they make as part of that or is it at that point it's just sort of you have to kind of wait and see?

Lawrence Mehren

Are you talking about do they make it upfront in the evaluation process or after they convert to a commercial contract, Brian?

Brian Weinstein

I'll take both.

Lawrence Mehren

Okay, I mean during the eval process, there is no commitment except that they are going to conduct a systematic process that moves them to completely verified and validated and allowing them to run clinically, and they do share the cost of the reagents during that process. When they convert to a commercial contract, there are typically minimums associated with that conversion.

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Brian Weinstein

Got it, and when you say you are comfortable with kind of the year-end revenue consensus does that take into consideration the minimums or are you expecting that, are you factoring in something above that in the way you are thinking of guidance?

Lawrence Mehren

Are you asking, are we increasing guidance or…?

Brian Weinstein

No, no, no you've said that you are comfortable with the revenue numbers that you've talked about before and I'm just curious, embedded in your expectation or your comfort level with guidance, your previous guidance, does that imply something above minimal, that minimum contractual utilization numbers in the contracts once they go to fully converted?

Lawrence Mehren

Oh, I see, you are asking whether there’s a linkage between our comfort and guidance and what we are seeing in these contracts.

Brian Weinstein

Yes.

Lawrence Mehren

I would say, Brian; it’s based on our forecast models and what we are seeing in the funnel. So that includes the reagent pull-through that you are referring to as well as capital sales in the US and Europe, as it relates to revenue.

Brian Weinstein

Got it. And then, when you are having these discussions, how important are the economic studies that you guys have done? I know when we did our C-Suite probably you talked about some studies that showed kind of a $1,200 savings, can you just talk a little bit more about that particular study and how important that is when you' are having discussions with potential customers?

Lawrence Mehren

Yes, I would say that our cost justification model is quite advanced, and it is crucial…frankly crucial to every sale, as we do restate pricing for many hospitals microbiology laboratories. It's important to demonstrate that there is considerable savings to the overall institution. And I can't think of an account that we have moved forward that has not concerned themselves with that and we haven't had to go through that process.

Brian Weinstein

Okay, got it. Last one from me, we reached the cash you have about $64 million today, you burned about $9.3 million in the quarter. Steve, can you talk about what your expectations are for cash burn for the rest of the year? Thank you.

Steve Reichling

Yes, $9.3 million to some degree was to be expected but some of this is timing. I would expect that you would see higher cash burn in the follow-on quarters. As we have mentioned we expect lower R&D costs overall in 2017 to be at least partially offset with increases in marketing and sales spend and the cost of working capital.

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Operator

And our next question comes from Bill Quirk with Piper Jaffrey. Please go ahead.

Bill Quirk

Great, thanks and good afternoon everybody, first question is you know, thinking about rate utilization and obviously very early days, we’ve got some obviously early adopters going live. When do you think you might be able to give that sort of colors; is this kind of end of year 2017 or do you think perhaps some time in 2018?

Steve Reichling

Yes Bill, I think we will have a much better sense of the pull-through at the end of 2017 and we will start to see that in the coming quarters and we are cautiously optimistic.

Bill Quirk

Okay, got it. And then, we have got a couple of conferences coming up, clinical virology as well as ASM. Is it safe to assume that that like ACMED we will probably have some incremental customer data coming out either in posters or podium talks?

Lawrence Mehren

Yes, at ASM we will have a significant number of posters, podium talks and we are right now submitting a number of papers to peer review journals.

Bill Quirk

Okay. And then thinking about the customers have gone live, is your sales team has gotten feedback throughout the evaluation process. Can you help just kind of order, I guess, in terms of importance, the following three aspects, and if there is a forth that I am missing here. Please feel free to throw it out, but speed, cost and automation, what are they I guess honing in on is the key priority, I assume its speed but I don’t want to put words in your mouth.

Lawrence Mehren

Yes, you mean what obvious…what ultimately tips the balance?

Bill Quirk

That’s right.

Lawrence Mehren

Yes, I mean we have to demonstrate clinical value for sure and speed helps demonstrate that clinical value, it's clear to clinicians that getting the patient on the right antibiotic in the right amount of time can be in some cases curative. So they are quite excited, and I would say that helps drive the sale. As mentioned earlier, financial value is also important to demonstrate and we do that consistently and typically that's directed at the administration showing them that well we might increase the cost of the laboratory that we significantly decreased the cost to the overall institution. And I would say lastly, there are a number of customers that do concern themselves with the operational efficiency of our instruments, and for some institutions it's fantastic. The typical institution in the US that has 400 or 500 beds that is running multiple shifts, our instrument is tailor made for them. And for some, it's a bit of a challenge candidly. But, all in all, the system has strong operational benefits being that it is a complete walk away, stay away automated instrument that frankly almost anybody can run.

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Bill Quirk

Got it, and then, lastly from me of the European revenue generating systems. Can you help us think about kind of how many of those went live in the quarter versus previous quarters? I am guessing, it was the majority in the first quarter given your comment around the selling cycle, but just trying to get a finer point on that?

Lawrence Mehren

Bill, I think they all went live this quarter and most of them just recently.

Bill Quirk

Perfect. Thank you, Larry.

Lawrence Mehren

Thank you, you’re welcome.

Operator

And this concludes our question and answer session for today. I would like to turn the conference back over to Lawrence Mehren for any closing remarks.

CONCLUSION

Lawrence Mehren

Yes, in closing a quick word of thanks to our now global network of supporters who helped make this years ACMED…our most successful today. These collaborators along with our tremendously hardworking employees, our customers and our investors are making it possible to build what we expect to be a great life saving business. So thank you all and good evening, speak to you soon.

Operator

The conference has now concluded. Ladies and gentlemen thank you for attending today's presentation and you may now disconnect.